Exhibit 99.1

January 16, 2014

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T’s 4th quarter EPS totals $0.75, up 6%

2013 reflects record adjusted earnings

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported fourth quarter 2013 net income available to common shareholders of $537 million, an increase of 6.1% compared to $506 million earned in the fourth quarter of 2012. Earnings per diluted common share totaled $0.75, an increase of 5.6% compared with the fourth quarter last year. Quarterly results include an after-tax gain of $19 million from the sale of a consumer lending subsidiary.

For the full year 2013, net income available to common shareholders totaled $1.6 billion, resulting in earnings per diluted share of $2.19. These results include $516 million in previously announced tax adjustments. Excluding these adjustments, BB&T’s 2013 earnings represent a record $2.1 billion, up 8.5% from 2012.

Fourth quarter earnings produced an annualized return on average assets of 1.31% and an annualized return on average common shareholders’ equity of 10.85%. The return on average tangible common equity for the fourth quarter was 17.91%.

“BB&T produced record operating results for the year and accomplished most of our strategic objectives,” said Chairman and Chief Executive Officer Kelly S. King. “Our 6% growth in earnings this quarter was driven by a continuing improvement in credit quality and record performances from our trust and investment advisory businesses as well as our investment banking and brokerage businesses.

“Credit quality improved dramatically in 2013 and fourth quarter credit metrics continue to be very strong,” said King. “Nonperforming assets, excluding covered assets, declined 9% to their lowest levels as a percent of total assets since 2007. In addition, net loan charge-offs remained low at 0.49% of average loans and leases, excluding covered loans. Net charge-offs have declined by 52% since the first quarter of this year, driving a decrease in our loan loss provision and other credit-related costs.

“While average loans grew modestly excluding the sale of a consumer lending subsidiary early this quarter, demand picked up in the second half of the quarter. Our strongest loan categories for the quarter were sales finance, up an annualized 12%; revolving credit, up 8% and CRE-other, up 5%. Residential mortgage loans were up 10% with 6% coming from organic growth and 4% due to loans transferred from other lending subsidiaries. Excluding the subsidiary sale and a decline in mortgage warehouse lending, average loans increased 1.5% on an annualized basis.

“We saw a 4% annualized decline in noninterest expense this quarter, which coupled with increased revenue, drove positive operating leverage and a decline in the efficiency ratio. Expense control remains our focus heading into 2014 and we expect expenses to trend lower and efficiency to improve throughout the year,” said King.

“Looking ahead to 2014, we are optimistic about a number of initiatives that will help drive performance,” said King. “We recently announced an agreement to acquire 21 retail branches in Texas that will accelerate the growth of our franchise in these fast growing markets. We also continue to expand our wealth, corporate banking, insurance and specialized lending businesses. We will continue to focus on providing the best value proposition in our markets through our community banking model.”

Fourth Quarter 2013 Performance Highlights

—	Average total loans and leases held for investment decreased 1.2% on an annualized basis compared to the third quarter of 2013; excluding the subsidiary sale, average loans increased 0.3%

¡	Average sales finance loans increased 11.9%

¡	Average revolving credit loans increased 8.4%

¡	Average CRE-other loans increased 5.2%

¡	Average loans in the other lending subsidiaries group decreased 20.5%; excluding the subsidiary sale and the transfer of loans to residential mortgage, average loans in other lending increased 3.5%

¡	Average C&I loans decreased 3.6%; flat excluding mortgage warehouse lending

¡	Average direct retail lending decreased 2.8%

¡	End of period loans increased 1.0% on an annualized basis

—	Taxable equivalent revenues were $2.4 billion for the fourth quarter, up 3.9% annualized compared with the third quarter

¡	Net interest margin was 3.56%, down 12 basis points compared with last quarter due to the subsidiary sale and runoff of covered assets

¡	Insurance income increased $16 million, driven by seasonal factors

¡	Mortgage banking income was down $17 million driven by lower originations, tighter pricing and the retention of certain mortgages

¡	Investment banking and brokerage increased $12 million to a record $101 million

—	Asset quality improved significantly

¡	Nonperforming assets decreased $109 million, or 9.4%, excluding covered assets

¡	Net charge-offs, excluding covered, were 0.49% of average loans for the quarter, flat with the third quarter of 2013 and down from 1.04% in the fourth quarter of 2012

¡	Allowance for loan losses (excluding covered loans) as a percentage of nonperforming loans held for investment increased from 1.66% in the third quarter to 1.73% in the fourth quarter of 2013

—	Noninterest expense decreased an annualized 4.0% compared with the third quarter of 2013

¡	Professional services decreased $14 million primarily due to declining legal and project-related expenses

¡	Other expenses declined $14 million

¡	Merger-related and restructuring expenses increased $6 million

—	Average noninterest-bearing deposits increased $1.1 billion, or 12.8% on an annualized linked quarter basis

¡	Average interest-bearing deposit costs fell three basis points to 0.28% this quarter

—	Capital levels improved across the board

¡	Tangible common equity to tangible assets was 7.3%

¡	Tier 1 common equity to risk-weighted assets was 9.9%

¡	Tier 1 risk-based capital was 11.8%

¡	Leverage capital remained strong at 9.3%

¡	Total capital was 14.3%

###

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
Net income available to common shareholders	$537	$268	$506	$269	$31
Diluted earnings per common share	0.75	0.37	0.71	0.38	0.04

Net interest income - taxable equivalent	$1,397	$1,454	$1,513	$(57)	$(116)
Noninterest income	985	905	1,020	80	(35)

Total revenue	$2,382	$2,359	$2,533	$23	$(151)

Return on average assets (%)	1.31	0.68	1.20	0.63	0.11
Return on average risk-weighted assets (%)	1.70	0.89	1.61	0.81	0.09
Return on average common shareholders’ equity (%)	10.85	5.44	10.51	5.41	0.34
Return on average tangible common shareholders’ equity (%)	17.91	9.33	17.80	8.58	0.11
Net interest margin - taxable equivalent (%)	3.56	3.68	3.84	(0.12)	(0.28)
Efficiency ratio (1) (%)	59.9	60.1	55.3	(0.2)	4.6

(1)	Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2013 compared to Third Quarter 2013

Consolidated net income available to common shareholders for the fourth quarter was $537 million, an increase of $269 million compared to $268 million earned during the third quarter. In the third quarter, BB&T recognized a $235 million adjustment to the provision for income taxes as a result of a ruling issued by the U.S. Court of Federal Claims on September 20, 2013 regarding the Internal Revenue Service’s disallowance of tax deductions and foreign tax credits taken in connection with a financing transaction entered into by BB&T in 2002. BB&T has appealed this ruling.

On a diluted per common share basis, earnings for the fourth quarter were $0.75 compared to $0.37 ($0.70 excluding the tax adjustment) earned in the third quarter. BB&T’s results of operations for the fourth quarter produced an annualized return on average assets of 1.31%, an annualized return on average risk-weighted assets of 1.70% and an annualized return on average common shareholders’ equity of 10.85%, compared to prior quarter ratios of 0.68% (1.20% adjusted), 0.89% (1.56% adjusted) and 5.44% (10.22% adjusted), respectively. BB&T’s return on average tangible common shareholders’ equity was 17.91% for the fourth quarter of 2013 compared to 9.33% (17.05% adjusted) for the prior quarter.

Total revenues were $2.4 billion for the fourth quarter, up $23 million compared to the third quarter, which reflects an $80 million increase in noninterest income, partially offset by a $57 million decrease in taxable-equivalent net interest income. The increase in noninterest income includes a $31 million net gain on the sale of a consumer lending subsidiary with approximately $500 million in loans, an $18 million increase in income related to assets for certain post-

employment benefits that is offset in personnel expense, and a $16 million increase in insurance income.

The decrease in taxable-equivalent net interest income reflects a $75 million decrease in interest income, partially offset by an $18 million decrease in interest expense. Net interest margin was 3.56% for the fourth quarter, down 12 basis points compared to the prior quarter. Average earning assets decreased $940 million, or 2.4% annualized, while average interest bearing liabilities decreased $2.6 billion, or 8.8% annualized. The annualized yield on the total loan portfolio for the fourth quarter was 4.63%, a 19 basis point decrease compared to the prior quarter, which primarily reflects the impact of the sale of a consumer lending subsidiary, lower yields on new loans and the continued runoff of higher yielding covered loans. The annualized FTE yield on the average securities portfolio for the fourth quarter was 2.52%, which was four basis points lower than the prior quarter. This decrease primarily reflects duration adjustments on covered securities recorded during the fourth quarter.

The average annualized cost of interest-bearing deposits was 0.28%, a decline of three basis points compared to the prior quarter. This decrease reflects an improvement in deposit mix, driven by a decrease in higher-cost non-client certificates of deposit. The average annualized rate paid on long-term debt was 2.64%, a decrease of 41 basis points compared to the prior quarter. This decrease was the result of new issuances and the decision to swap the debt to a floating interest rate.

The provision for credit losses, excluding covered loans, for the fourth quarter was $71 million, a decrease of $19 million compared to the third quarter, as a result of continued improvement in credit quality. Excluding covered loans, net charge-offs for the fourth quarter were $141 million, essentially flat compared to the third quarter. This resulted in a reserve release of $70 million for the fourth quarter compared to $52 million in the prior quarter.

Noninterest expense was $1.5 billion for the fourth quarter, a decrease of $15 million compared to the third quarter. The decrease in noninterest expense was broad-based, including $14 million decreases in both professional services and other expense, with smaller decreases in regulatory charges, loan-related expense, occupancy and equipment expense and foreclosed property expense.

The provision for income taxes was $243 million for the fourth quarter, compared to $450 million for the third quarter. This produced an effective tax rate for the fourth quarter of 29.2%, compared to 59.3% for the prior quarter. The decrease in the effective tax rate was primarily due to the $235 million adjustment to the income tax provision described previously. Excluding the impact of this adjustment, the effective tax rate for the third quarter was 28.3%.

Fourth Quarter 2013 compared to Fourth Quarter 2012

Consolidated net income available to common shareholders for the fourth quarter of 2013 was $537 million, an increase of $31 million, or 6.1%, compared to $506 million earned during the earlier quarter. On a diluted per common share basis, earnings for the fourth quarter of 2013 were $0.75, compared to $0.71 for the earlier quarter. BB&T’s results of operations for the fourth quarter of 2013 produced an annualized return on average assets of 1.31%, an annualized return on average risk-weighted assets of 1.70%, and an annualized return on average common shareholders’ equity of 10.85%, compared to prior year ratios of 1.20%, 1.61% and 10.51%, respectively. BB&T’s return on average tangible common shareholders’ equity was 17.91% for the fourth quarter of 2013, compared to 17.80% for the earlier quarter.

Total revenues were $2.4 billion for the fourth quarter of 2013, a decrease of $151 million compared to the earlier quarter. The decrease in total revenues included a $116 million decrease in taxable-equivalent net interest income and a $35 million decrease in noninterest income.

Net interest margin was 3.56%, down 28 basis points compared to the earlier quarter. Average earning assets decreased $818 million, or 0.5%, while average interest-bearing liabilities decreased $6.8 billion, or 5.5%. The annualized yield on the total loan portfolio for the fourth quarter was 4.63%, a decrease of 53 basis points compared to the earlier quarter, which primarily reflects the continued runoff of higher yielding covered loans, the sale of a consumer lending subsidiary during the fourth quarter of 2013, and lower yields on new loans. The annualized FTE yield on the average securities portfolio for the fourth quarter was 2.52%, which was six basis points lower than the prior period. This decrease primarily reflects duration adjustments on covered securities recorded during the fourth quarter of 2013.

The average annualized cost of interest-bearing deposits was 0.28%, a decline of 10 basis points compared to the prior period. This decrease reflects a decrease in higher-cost non-client certificates of deposit. The average annualized rate paid on long-term debt was 2.64%, a decrease of 60 basis points compared to the prior quarter. This decrease was the result of new issues and the decision to swap the debt to floating interest rates.

The decrease in noninterest income was the result of a $131 million decline in mortgage banking income, partially offset by a $42 million increase in other income, a $22 million improvement in FDIC loss share income, and smaller increases in all other categories of noninterest income.

The provision for credit losses, excluding covered loans, declined $185 million, or 72.3%, compared to the earlier quarter, as improved credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the fourth quarter of 2013 were $154 million lower than the earlier quarter, a decline of 52.2%. The reserve release was $70 million for the fourth quarter of 2013, compared to $39 million in the earlier quarter.

Noninterest expense was $1.5 billion for the fourth quarter of 2013, a decrease of $32 million, or 2.2%, compared to the earlier quarter. This decline was primarily driven by a decrease in foreclosed property expense totaling $37 million and lower loan-related expense, which was 12.3% lower than the earlier quarter. Personnel expense increased $4 million, or 0.5%, compared to the earlier quarter, with increases in salaries and fringe benefits expense that were partially offset by a decrease in production-related incentives and commissions.

The provision for income taxes was $243 million for the fourth quarter of 2013, compared to $207 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 29.2%, compared to 27.4% for the prior year’s fourth quarter. This increase in the effective tax rate primarily reflects higher levels of pre-tax earnings relative to tax-exempt income and other permanent tax differences.

REVENUE, NET OF PROVISION, IMPACT
FROM COVERED ASSETS (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
Interest income — covered loans	$89	$106	$166	$(17)	$(77)
Interest income — covered securities	28	38	48	(10)	(20)

Total interest income	117	144	214	(27)	(97)
Provision for covered loans	11	(2)	4	13	7
FDIC loss share income, net	(75)	(74)	(97)	(1)	22

Net revenue after provision for covered loans	$53	$68	$121	$(15)	$(68)

FDIC loss share income, net
Offset to provision for covered loans	$(9)	$2	$(3)	$(11)	$(6)
Accretion due to credit loss improvement	(60)	(62)	(74)	2	14
Accretion for securities	(6)	(14)	(20)	8	14

	$(75)	$(74)	$(97)	$(1)	$22

(1)	Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed.

Fourth Quarter 2013 compared to Third Quarter 2013

Interest income on covered loans was $17 million lower than the third quarter primarily due to lower average covered loan balances and a lower yield. The yield on covered loans for the fourth quarter was 16.28%, compared to 16.78% in the prior quarter. At December 31, 2013, the accretable yield balance on these loans was $538 million, which will be recognized in income over the remaining life of the covered loans. Interest income on covered securities was $10 million lower than the prior quarter, primarily due to security duration adjustments recorded in the fourth quarter.

The provision for covered loans was a net recovery totaling $11 million in the fourth quarter, compared to a $2 million provision in the prior quarter. The change in the provision for covered loans was primarily the result of improvement in the cash flows from certain residential mortgage loan pools based on the quarterly reassessment process.

Fourth Quarter 2013 compared to Fourth Quarter 2012

Interest income on covered loans and securities for the fourth quarter of 2013 decreased $97 million compared to the earlier quarter, reflecting decreased interest income related to covered loans and securities totaling $77 million and $20 million, respectively. The decline in interest income related to covered loans primarily reflects lower average covered loan balances and a lower yield. The yield on covered loans for the fourth quarter of 2013 was 16.28%, compared to 18.98% in 2012. The decline in interest income related to covered securities reflects security duration adjustments and lower average balances.

FDIC loss share income, net was negative $75 million for the fourth quarter, $22 million better than the earlier quarter, which primarily reflects lower negative accretion as the FDIC indemnification asset attributable to covered loans continues to decline.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
				(annualized)

Insurance income	$371	$355	$362	17.9	2.5
Mortgage banking income	100	117	231	(57.6)	(56.7)
Service charges on deposits	151	152	149	(2.6)	1.3
Investment banking and brokerage fees and commissions	101	89	98	53.5	3.1
Bankcard fees and merchant discounts	65	67	61	(11.8)	6.6
Checkcard fees	50	51	49	(7.8)	2.0
Trust and investment advisory revenues	52	51	47	7.8	10.6
Income from bank-owned life insurance	32	27	29	73.5	10.3
FDIC loss share income, net	(75)	(74)	(97)	5.4	(22.7)
Securities gains (losses), net	5	—	—	NM	NM
Other income	133	70	91	NM	46.2

Total noninterest income	$985	$905	$1,020	35.1	(3.4)

NM - not meaningful.

Fourth Quarter 2013 compared to Third Quarter 2013

Noninterest income was $985 million for the fourth quarter, an increase of $80 million, or 35.1% annualized, compared to the prior quarter. The increase in noninterest income was driven by increases in other income, insurance income and investment banking and brokerage fees and commissions totaling $63 million, $16 million, and $12 million, respectively. The increase in other income reflects a $31 million net gain on the sale of a consumer lending subsidiary with approximately $500 million in loans during the fourth quarter, and an increase of $18 million in income from assets related to certain post-employment benefits, which is offset in personnel expense. The $16 million increase in insurance income compared to the prior quarter reflects seasonally stronger fourth quarter revenues and continued improvement in market pricing. Investment banking and brokerage fees and commissions totaled a record $101 million for the fourth quarter, an increase of $12 million, or 53.5% annualized, based on strong investment banking revenues. Mortgage banking income declined $17 million, which reflects lower volumes of saleable loans, tighter pricing and the decision to retain certain mortgage loans.

Fourth Quarter 2013 compared to Fourth Quarter 2012

Noninterest income for the fourth quarter declined $35 million, or 3.4%, compared to the earlier quarter. This decrease was primarily driven by a $131 million decline in mortgage banking income, partially offset by a $42 million increase in other income, a $22 million improvement in FDIC loss share income, and smaller increases in all other categories of noninterest income. The decrease in mortgage banking income reflects lower volumes of saleable loans, tighter pricing and the decision to retain certain mortgage loans. The increase in other income includes a $31 million net gain on the sale of a consumer lending subsidiary in the fourth quarter of 2013, and $14 million of higher income related to assets for certain post-employment benefits, which is offset in personnel expense.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
				(annualized)

Personnel expense	$827	$805	$823	10.8	0.5
Occupancy and equipment expense	174	177	172	(6.7)	1.2
Loan-related expense	64	70	73	(34.0)	(12.3)
Foreclosed property expense	11	14	48	(85.0)	(77.1)
Regulatory charges	33	40	35	(69.4)	(5.7)
Professional services	46	60	46	(92.6)	—
Software expense	43	39	38	40.7	13.2
Amortization of intangibles	26	26	28	—	(7.1)
Merger-related and restructuring charges, net	10	4	11	NM	(9.1)
Other expense	222	236	214	(23.5)	3.7

Total noninterest expense	$1,456	$1,471	$1,488	(4.0)	(2.2)

NM - not meaningful.

Fourth Quarter 2013 compared to Third Quarter 2013

Noninterest expense was $1.5 billion for the fourth quarter, a decrease of $15 million compared to the prior quarter. This decline was driven by decreases of $14 million in both professional services and other expense along with smaller decreases in most other categories of noninterest expense including regulatory charges, loan-related expense, occupancy and equipment and foreclosed property expense. The decrease in professional services reflects lower legal expense and a decrease in project-related expenses. The decrease in other expense primarily reflects lower insurance-related expenses and the impact of lower of cost or market adjustments on owned real estate recorded in the prior quarter. Personnel expense for the fourth quarter totaled $827 million, an increase of $22 million compared to the prior quarter. This increase is largely the result of certain post-employment benefit expense that is offset in other income and higher incentives and commissions in the current quarter, which is partially offset by lower equity-based compensation.

Fourth Quarter 2013 compared to Fourth Quarter 2012

Noninterest expense for the fourth quarter of 2013, which totaled $1.5 billion, was $32 million, or 2.2%, lower than the same period of 2012. This decrease was primarily driven by a decrease in foreclosed property expense totaling $37 million that resulted from lower write-downs, losses and carrying costs associated with foreclosed property. Personnel expense increased $4 million compared to the earlier quarter with increases in salaries and fringe benefits expense that were largely offset by a decrease in production-related incentives and commissions.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
				(annualized)

Commercial and industrial	$38,101	$38,446	$38,022	(3.6)	0.2
Commercial real estate - other	11,494	11,344	11,032	5.2	4.2
Commercial real estate - residential ADC	970	1,022	1,398	(20.2)	(30.6)
Direct retail lending	15,998	16,112	15,767	(2.8)	1.5
Sales finance	9,262	8,992	7,724	11.9	19.9
Revolving credit	2,357	2,308	2,280	8.4	3.4
Residential mortgage	23,979	23,403	23,820	9.8	0.7
Other lending subsidiaries	10,448	11,018	10,051	(20.5)	3.9

Total, excluding covered loans	112,609	112,645	110,094	(0.1)	2.3
Covered	2,186	2,502	3,477	(50.1)	(37.1)

Total loans and leases held for investment	$114,795	$115,147	$113,571	(1.2)	1.1

Average loans held for investment for the fourth quarter declined $352 million, or an annualized 1.2%, compared to the third quarter. Loan growth for the fourth quarter was negatively impacted by the sale of a consumer lending subsidiary with loans totaling approximately $500 million early in the fourth quarter. In connection with this transaction, approximately $230 million of loans that were previously reported within the other lending subsidiaries portfolio were transferred to the residential mortgage loan portfolio. Excluding the impact of the loan sale described above, average loans held for investment were up 0.3% annualized compared to the prior quarter.

Average residential mortgage loans increased $576 million, or 9.8% annualized, compared to the prior quarter. Excluding the estimated impact of the loan transfer described above, average residential mortgage loans increased approximately 6.0% annualized, which primarily reflects the decision to retain 10 to 15 year mortgage loan production in the held for investment portfolio. The average sales finance portfolio increased $270 million, or 11.9% annualized, based on continued strength in the prime automobile lending market as dealer floor plan financing has been a strategic focus. Average commercial real estate – other loan balances were $150 million higher than the prior quarter, which reflects growth in lending related to multi-family residential construction, office, retail and industrial clients.

Average other lending subsidiaries loans decreased $570 million compared to the prior quarter. Excluding the estimated impact of the subsidiary sale and related loan transfer described above, average other lending subsidiaries loans increased by approximately 3.5% on an annualized basis. This increase was primarily driven by growth in the equipment finance and small ticket consumer finance portfolios, which totaled $70 million and $84 million, respectively. Average commercial and industrial loans decreased $345 million compared to the prior quarter due to lower mortgage warehouse lending average balances. Loan growth continued to be negatively impacted by expected declines in the covered and commercial real estate – residential ADC loan portfolios, which decreased $316 million and $52 million, respectively.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
				(annualized)

Noninterest-bearing deposits	$35,347	$34,244	$31,849	12.8	11.0
Interest checking	18,969	18,826	19,837	3.0	(4.4)
Money market and savings	49,298	48,676	47,965	5.1	2.8
Certificates and other time deposits	21,580	25,562	31,724	(61.8)	(32.0)
Foreign office deposits - interest-bearing	712	640	387	44.6	84.0

Total deposits	$125,906	$127,948	$131,762	(6.3)	(4.4)

Average deposits for the fourth quarter decreased $2.0 billion, or 6.3% on an annualized basis, compared to the third quarter. Deposit mix continued to improve during the quarter as average noninterest-bearing deposits grew $1.1 billion, while average certificates and other time deposits decreased $4.0 billion. Average noninterest-bearing deposits represented 28.1% of total average deposits for the fourth quarter compared to 26.8% for the prior quarter.

Growth in average noninterest-bearing deposits was broad-based, with increases in deposits related to commercial, public funds and personal accounts totaling $500 million, $347 million and $171 million, respectively. Average interest-checking and money market and savings accounts increased $765 million compared to the prior quarter, reflecting growth in personal, public funds and commercial accounts totaling $312 million, $254 million and $199 million, respectively. The decrease in average certificates and other time deposits was primarily driven by a $3.0 billion decline in non-client certificates of deposit. Average foreign office deposits increased $72 million compared to the prior quarter.

The cost of interest-bearing deposits was 0.28% for the fourth quarter, a decrease of three basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change	Change
	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
Segment Net Income	2013	2013	2012	Q3 13	Q4 12
Community Banking	$275	$269	$212	$6	$63
Residential Mortgage Banking	27	77	85	(50)	(58)
Dealer Financial Services	49	55	40	(6)	9
Specialized Lending	71	83	73	(12)	(2)
Insurance Services	49	22	38	27	11
Financial Services	87	77	91	10	(4)
Other, Treasury and Corporate	30	(274)	10	304	20

Total net income	$588	$309	$549	$279	$39

Fourth Quarter 2013 compared to Third Quarter 2013

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $275 million in the fourth quarter, a $6 million increase from the prior quarter. The allocated provision for loan and lease losses decreased $36 million primarily due to improved credit trends in the commercial and direct retail loan portfolios. Noninterest income decreased $11 million primarily due to lower letter of credit fees, merchant discounts, and service charges on deposits. Intersegment net referral fees decreased $8 million driven by lower mortgage banking referrals. Segment net interest income decreased $7 million, primarily due to lower funding spreads earned on deposits, partially offset by improvements in deposit mix as a result of growth in noninterest-bearing, money market, and savings, and a decrease in certificates of deposit.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $27 million in the fourth quarter, a decrease of $50 million from the prior quarter. The allocated provision for loan and lease losses increased $44 million as credit trends normalized after a reserve release in the prior quarter. Noninterest income decreased $20 million driven by the retention of certain mortgage loan types and lower gains on residential mortgage loan production and sales as mortgage originations declined and pricing tightened due to competitive factors. Segment net interest income decreased $10 million, primarily the result of lower average balances in the held for sale portfolio. The provision for income taxes was $32 million lower than the prior quarter primarily due to lower pre-tax income.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $49 million in the fourth quarter, a decrease of $6 million from the prior quarter. The allocated provision for loan and lease losses increased $11 million, primarily the result of higher seasonal charge-offs in the loan portfolio. Dealer Financial Services grew average loans by 5.2% on an annualized basis compared to the prior quarter.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance. During the fourth quarter, BB&T sold a direct consumer lending subsidiary that focused its business on the subprime consumer market. The sale of this subsidiary included loans totaling approximately $500 million. In connection with this sale transaction, loans totaling approximately $230 million were transferred to Residential Mortgage Banking.

Specialized Lending net income was $71 million in the fourth quarter, a decrease of $12 million from the prior quarter. Segment net interest income decreased $32 million and noninterest expense decreased $17 million, both primarily due to the sale of a consumer lending subsidiary described above. Small ticket consumer financings grew $84 million, or 11.8% on an annualized basis, compared to the prior quarter.

Insurance Services

BB&T’s insurance agency / brokerage network is the sixth largest in the United States and in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $49 million in the fourth quarter, a $27 million increase from the prior quarter. Insurance Service’s noninterest income was up $28 million primarily due to seasonality in the property and casualty insurance business and higher life insurance commissions. Noninterest expense decreased $17 million driven by a reduction in certain actuarially-determined loss reserves. The provision for income taxes was $13 million higher than the prior quarter primarily due to higher pre-tax income.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

Financial Services net income was $87 million in the fourth quarter, an increase of $10 million over the prior quarter. Noninterest income increased $26 million, primarily the result of higher investment banking and brokerage fees and commissions and income from private equity partnership investments. Noninterest expense increased $10 million driven by higher incentive costs. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $265 million, or 14.0% on an annualized basis, over the prior period, while BB&T Wealth’s average loan balances increased $63 million, or 17.2% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the fourth quarter, Other, Treasury & Corporate generated net income of $30 million compared to a net loss of $274 million in the prior quarter. The $304 million increase in net income reflects the impact of the previously described $235 million income tax adjustment that was recorded in the earlier quarter. Noninterest income increased $57 million, which primarily reflects the gain on the sale of a consumer lending subsidiary totaling approximately $31 million, higher income from assets related to certain post-employment benefits, and securities gains recorded during the quarter. The allocated provision for loan and lease losses decreased $56 million compared to the prior quarter, which primarily reflects an increase in the reserve for unfunded commitments that was recorded in the prior quarter, a net recovery in the provision for covered loans recorded during the fourth quarter and a commercial loan recovery recorded in the prior quarter.

Fourth Quarter 2013 compared to Fourth Quarter 2012

Community Banking

Community Banking net income was $275 million in the fourth quarter of 2013, an increase of $63 million over the earlier quarter. The allocated provision for loan and lease losses decreased $121 million. The decrease in provision expense was primarily attributable to lower business and consumer loan charge-offs and improved credit trends in the commercial and direct retail loan portfolios. The $54 million decrease in noninterest expense was primarily attributable to lower foreclosed property expense, personnel expense, and occupancy and equipment expense. The decrease in personnel and occupancy and equipment expense was driven by efficiencies gained by restructuring activities initiated during the second quarter. Segment net interest income decreased $55 million primarily due to lower funding spreads on deposits, partially offset by improvements in deposit mix as a result of growth in noninterest-bearing, money market, and savings accounts, and a decrease in certificates of deposit. Intersegment net referral fees decreased $20 million driven by lower mortgage banking referrals. The provision for income taxes increased $38 million primarily due to higher pre-tax income.

Residential Mortgage Banking

Residential Mortgage Banking net income was $27 million in the fourth quarter of 2013, a decrease of $58 million from the earlier quarter. Noninterest income decreased $131 million driven by the retention of certain mortgage loan types and lower gains on residential mortgage loan production and sales as mortgage originations declined and pricing tightened due to competitive factors. The allocated provision for loan and lease losses decreased $40 million driven by lower net charge-offs and improved estimated loss factors compared to the earlier period. Segment net interest income decreased $4 million, primarily the result of lower average balances in the held for sale portfolio. The provision for income taxes decreased $37 million primarily due to lower pre-tax income.

Dealer Financial Services

Dealer Financial Services net income was $49 million in the fourth quarter of 2013, an increase of $9 million over the earlier quarter primarily due to a decrease in the allocated provision for loan and lease losses. Segment net interest income increased $4 million primarily due to loan growth in the Regional Acceptance Corporation portfolio. Dealer Financial Services grew average loans by 12.3% compared to the earlier quarter.

Specialized Lending

Specialized Lending net income was $71 million in the fourth quarter of 2013, a decrease of $2 million from the earlier quarter. The allocated provision for loan and lease losses decreased $18 million, which primarily reflects the impact of higher charge-offs in the consumer lending subsidiary that was sold. Noninterest expense decreased $14 million driven by lower personnel expense, loan processing expense, occupancy and equipment expense and professional services. Small ticket consumer financing, insurance premium financing, and commercial mortgage lending businesses experienced strong growth compared to the earlier quarter.

Insurance Services

Insurance Services net income was $49 million in the fourth quarter of 2013, an increase of $11 million over the earlier quarter. Noninterest income growth of $17 million was driven by organic growth in wholesale and retail property and casualty insurance operations as market conditions improved and insurance pricing continued to firm. Higher noninterest income growth was partially offset by a $5 million increase in allocated corporate expenses.

Financial Services

Financial Services net income was $87 million in the fourth quarter of 2013, a decrease of $4 million from the earlier quarter. Segment net interest income decreased $9 million primarily due to lower credit spreads and funding spreads on deposits. The allocated provision for loan and lease losses increased $6 million, which primarily reflects a reserve release in the earlier quarter related to improved credit trends in the large corporate loan portfolio. Noninterest income increased $12 million, primarily the result of higher trust and investment advisory revenues, investment banking and brokerage fees and commissions and income from private equity partnership investments. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $1.1 billion, or 17.4%, over the earlier period, while BB&T Wealth’s average loan balances increased $280 million, or 22.6%.

Other, Treasury & Corporate

In the fourth quarter of 2013, Other, Treasury & Corporate generated net income of $30 million, an increase of $20 million over the earlier quarter. Noninterest income increased $70 million, which primarily reflects the gain on the sale of a consumer lending subsidiary totaling $31 million and higher income from assets related to certain post-employment benefits. Intersegment net referral fees increased $27 million as the result of lower shared mortgage banking referral income allocated to the Community Banking and Financial Services segments. The $50 million increase in noninterest expense was primarily attributable to personnel expense related to certain post-employment benefits mentioned previously, occupancy expense related to corporate floor space and IT professional services expense related to corporate project initiatives.

CAPITAL RATIOS (1)
	Q4	Q3	Q2	Q1	Q4
	2013	2013	2013	2013	2012
Risk-based:
Tier 1 (%)	11.8	11.3	11.1	10.6	10.5
Total (%)	14.3	13.9	13.9	13.5	13.4
Leverage (%)	9.3	9.0	8.8	8.3	8.2
Tangible common equity to tangible assets (%) (2)	7.3	6.9	6.8	6.7	6.6
Tier 1 common equity to risk-weighted assets (%) (2)	9.9	9.4	9.3	9.1	9.0

(1)	Regulatory capital ratios are preliminary.
(2)	Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. See the calculations and management’s reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at December 31, 2013. BB&T declared total common dividends of $0.23 during the fourth quarter of 2013, which resulted in a dividend payout ratio of 30%. The increase in capital ratios is primarily due to net income in excess of dividends.

BB&T’s common equity Tier 1 ratio under Basel III was approximately 9.6% at December 31, 2013, based on management’s interpretation of the final rules adopted July 2, 2013 by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 13 vs.	Q4 13 vs.
	2013	2013	2012	Q3 13	Q4 12
Total nonperforming assets	$1,053	$1,162	$1,536	$(109)	$(483)
Total loans 90 days past due and still accruing	122	122	167	—	(45)
Total loans 30-89 days past due	940	923	1,068	17	(128)
Allowance for loan and lease losses	1,618	1,712	1,890	(94)	(272)
Total performing TDRs	1,329	1,342	1,327	(13)	2

Nonperforming loans and leases as a percentage of total loans and leases (%)	0.81	0.89	1.20	(0.08)	(0.39)
Nonperforming assets as a percentage of total assets (%)	0.58	0.65	0.85	(0.07)	(0.27)
Allowance for loan and lease losses as a percentage of loans and leases held for investment (%)	1.42	1.51	1.70	(0.09)	(0.28)
Net charge-offs as a percentage of average loans and leases (%) annualized	0.49	0.49	1.04	—	(0.55)
Ratio of allowance for loan and lease losses to net charge-offs (times) annualized	2.88	3.03	1.60	(0.15)	1.28
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment (times)	1.73	1.66	1.37	0.07	0.36

(1)	Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $109 million compared to September 30, 2013. This decrease was driven by a $95 million decline in nonperforming loans and leases. At December 31, 2013, nonperforming loans and leases represented 0.81% of total loans and leases, excluding covered assets, which is at its lowest level since the first quarter of 2008.

Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $940 million at December 31, 2013, a net increase of $17 million compared to September 30, 2013. Loans 90 days past due and still accruing were flat compared to the prior quarter. The increase in loans 30-89 days past due reflects normal seasonal increases in retail loans, partially offset by the sale of a consumer lending subsidiary that included approximately $25 million of loans 30-89 days past due.

Total performing TDRs, excluding loans guaranteed by the government, were $1.3 billion at December 31, 2013, a decrease of $13 million compared to September 30, 2013. This decrease primarily reflects the impact of the sale transaction described above, partially offset by an increase in performing TDRs in the other lending subsidiaries portfolio.

Excluding covered loans, net charge-offs during the fourth quarter totaled $141 million, flat compared to the prior quarter. As a percentage of average loans and leases, net charge-offs excluding covered loans remained at an annualized 0.49%. Net charge-offs as a percentage of average loans and leases were at the lowest level since the fourth quarter of 2007.

Excluding covered loans, the allowance for loan and lease losses was $1.6 billion, down $94 million compared to the third quarter. The decline in the allowance was primarily due to a release of $70 million and $27 million of allowance related to the previously mentioned sale of a consumer lending subsidiary. As of December 31, 2013, the allowance for loan and lease losses was 1.42% of total loans and leases held for investment, excluding covered loans, compared to 1.51% at September 30, 2013. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 173% of nonperforming loans and leases held for investment, excluding covered loans, compared to 166% at September 30, 2013. At December 31, 2013, the allowance for loan and lease losses was 288% of annualized net charge-offs excluding covered loans, compared to 303% at September 30, 2013.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live fourth quarter 2013 earnings conference call at 8 a.m. (ET) today, please call 888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until February 16, 2014.

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com/Investor-Presentations.

BB&T’s fourth quarter 2013 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com/financials.html.

About BB&T

As of December 31, 2013, BB&T is one of the largest financial services holding companies in the U.S. with $182.3 billion in assets and market capitalization of $26.4 billion. Based in Winston-Salem, N.C., the company operates 1,825 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•

Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T’s management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.

•

Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios, such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

•

Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believe these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

•

Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.

•

Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.

•

Net income available to common shareholders, diluted EPS, return on average assets, return on average risk-weighted assets, return on average common shareholders’ equity and return on average tangible common shareholders’ equity have been adjusted to exclude the impact of the $235 million tax adjustment that was recorded in the third quarter of 2013. BB&T management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s Fourth Quarter 2013 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com/financials.html.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.